Better For You Wellness Enters Superseding LOI to
Acquire Ironwood Clay Co Inc. and Nena Skincare Brand

LOI Supersedes and Replaces Prior Letters of Intent entered into between BFYW and Ironwood

Columbus, Ohio - May 5, 2022 - Better For You Wellness, Inc. (OTCQB: BFYW) ("Better For You Wellness" or the "Company"), an Ohio-based company focused on the rapidly-growing $1.5T wellness industry, is pleased to announce that it has entered into a non-binding letter of intent (the "LOI") to acquire Ironwood Clay Co Inc. ("Ironwood") outlining the principal terms and conditions on which the Company is prepared to enter into a formal Purchase and Sale Agreement for all the issued and outstanding shares of Ironwood. This LOI supersedes and replaces any and all prior non-binding letters of intent entered into between the Company and Ironwood.

Under the terms of the LOI, the Company is expected to pay a total purchase price of approximately $25,400,000 CAD, comprised of $9,400,000 CAD of Better For You Wellness, Inc. stock, and $16,000,000 CAD in cash, of which $8,000,000 CAD is payable at closing and the remainder of which is due within 12 months of closing. Closing is expected to occur on June 30, 2022.

Established in 1988, Ironwood is a specialized OEM skincare supplier offering private label product development, turn-key manufacturing, raw materials and bulk formulas to high-impact personal care companies across the globe, and is the leading international supplier of glacial oceanic clay. Ironwood's NENA Skincare brand ("NENA") is a rapidly growing natural skincare brand whose core ingredient is glacial oceanic clay. Ironwood's Health Canada, FDA, Halal, GMP and ECOCERT/COSMOS accredited facility can produce over 500 skincare, body care, and hair care formulations and products, and is trusted by some of the world's leading companies including Nu Skin Enterprises, Inc., Walgreens Boots Alliance Inc., and more. NENA products are currently available direct-to-consumer via www.nenaskincare.com as well as online through Amazon, Well.ca., and others, and available in hundreds of retail locations across Canada including Pharmasave, Rexall, and more. Beyond Canada, Ironwood distributes its products, ingredients and raw materials globally to the United States, China, Korea, and more.

"This established and profitable acquisition within the natural beauty and skincare space will allow Better For You Wellness to become a vertically-integrated wellness company," commented Ian James, Chief Executive Officer of Better For You Wellness, Inc. "As I have stated before, skin is our largest organ, and what we put on our bodies is just as important as what we put in them - making skincare a major cornerstone in an overall approach to wellness."

For further information, investors should refer to the Company's reports filed with SEC (https://www.sec.gov/).

About Better For You Wellness, Inc.

Better For You Wellness, Inc. (OTCQB: BFYW) is a Columbus, Ohio-based Company pursuing a dual buy-and-build model within the wellness industry. Better For You Wellness, Inc., through its wholly-owned subsidiary, builds and operates digitally-native, mission-driven brands within the clean beauty sector, including Better Suds. Better For You Wellness, Inc. is also under LOI to acquire multiple companies within the clean and natural beauty category. Learn more at https://BFYW.com.

Contact:

Better For You Wellness, Inc.

Ian James, CEO

investors@bfyw.com

Forward-Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and the negative of these terms or other comparable terminology. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this report. Except as required by applicable law, we do not intend to update any of the forward-looking statements so as to conform these statements to actual results. Investors should refer to the risks disclosed in the Company's reports filed with SEC (https://www.sec.gov/).